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                                                                    Exhibit 11

                  Statement re: computation of per share earnings

                  The following table reconciles the weighted average shares outstanding and the income available to common shareholders used for basic and diluted earnings per share:

                                                            Year ended December 31,
                                                       1998           1997         1996

Weighted average number of common shares
         Outstanding used in basic earnings per
         Common Share calculation                     1,536,821      595,942      548,089
Dilutive effect of stock options                             14            0            0

Weighted average number of shares outstanding
         adjusted for effect of dilutive securties
         used in diluted EPS calculation              1,536,835      595,942      548,089

Net income                                           $  672,264     $343,957   $  211,943

Basic earnings per common share                      $      .44     $    .58   $      .39

Diluted earnings per common share                    $      .44     $    .58   $      .39
